Exhibit 99.1

FOR:	PW Eagle, Inc.
1550 Valley River Drive
Eugene, OR 97440
(Nasdaq-NMS: “PWEI”)

CONTACT:	Scott Long,
Chief Financial Officer, PW Eagle, Inc.
541-343-0200

PW EAGLE ANNOUNCES AGREEMENT TO PURCHASE

UPONOR ALDYL COMPANY

Eugene, Oregon — September 3, 2004 — PW Eagle, Inc. (Nasdaq-NMS: “PWEI”) today announced that its 70% owned subsidiary, PWPoly Corp., had entered into a definitive agreement to acquire the business of Uponor Aldyl Company (UAC). Subject to the satisfaction of certain conditions, PW Eagle expects that the transaction will close sometime later this month.

UAC, a subsidiary of the Finnish company, Uponor Corporation, is a leading extruder of polyethylene (PE) piping systems for natural gas with sales in excess of $40 million. The business has facilities in Tulsa and Shawnee, Oklahoma. The transaction is valued at $15 million. PWPoly Corp. is an extruder of small diameter PE pipe primarily for the irrigation market with sales in excess of $16 million.

The combined businesses of PWPoly and UAC will operate under the name US Poly Company. The current management teams of the two businesses will continue to operate the combined business from the headquarters in Shawnee, Oklahoma. Frank V. Bailor, the current President of UAC will become the President of US Poly and Richard Oxley will remain the CFO.

PW Eagle still intends to proceed with the anticipated spin-off of the shares of PWPoly to the PW Eagle shareholders. Assuming the Company satisfies all the conditions of the spin-off discussed below, the Company currently anticipates that the spin-off will occur either late in the fourth quarter of 2004 or in the first quarter of 2005. If the spin-off is completed, the Company anticipates that it will distribute one share of PWPoly stock for each share of PW Eagle stock held by those shareholders of PW Eagle who beneficially own 8,000 shares or more of PW Eagle stock. Those shareholders of PW Eagle who beneficially own less than 8,000 shares will receive a cash distribution for each of their shares of PW Eagle stock in an amount equal to the value of a share of PWPoly stock. The amount of this cash distribution will be determined shortly after the completion of the UAC acquisition. This distribution of PWPoly shares or cash to the shareholders of

PW Eagle stock is subject to final approval by an independent committee of the Board of Directors of PW Eagle, the issuance of an opinion to the PW Eagle independent committee as to the value of PWPoly, the approval of the transaction by PW Eagle’s lenders and certain governmental approvals and the raising of the cash necessary to make the cash distribution. A record date for this transaction has not yet been established. This transaction will be a taxable event for both PW Eagle and its shareholders. Assuming that PW Eagle is profitable in the year of distribution, the distribution of the PWPoly shares and the cash will be treated as a dividend to the shareholders of PW Eagle. Regardless of whether or not a PW Eagle shareholder receives PWPoly shares or cash in the distribution, the amount of the dividend on a per share basis will be equal to the amount of cash distributed on a per share basis.

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL

ANY SECURITIES OF PW EAGLE OR PWPOLY.

PW Eagle is a leading extruder of PVC pipe products, and PWPoly is an extruder of small diameter PE pipe. The Company and PWPoly operate eleven manufacturing facilities across the United States. PW Eagle’s common stock is traded on the Nasdaq National Market under the symbol “PWEI”.

Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER

Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical, are “forward looking” statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements made in this press release, including the anticipation that the closing of the potential acquisition by PWPoly will take place in September 2004, and that the spin-off of the shares of PWPoly to the shareholders of PW Eagle will occur in either the fourth quarter of 2004 or first quarter of 2005 are “forward looking” statements which involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement. There is no assurance that PWPoly will complete its acquisition of UAC in September of 2004 as various conditions of closing must be satisfied. In addition, the Company must satisfy conditions before it can spin off PWPoly to its shareholders. Some of these conditions are outside the Company’s control; including the timing and review of the Company’s registration statement with the Securities and Exchange Commission.

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